Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC APPOINTS AHMAD CHATILA CHIEF EXECUTIVE OFFICER

St. Peters, MO, February 5, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced the appointment of Ahmad Chatila as President and Chief Executive Officer, effective March 2, 2009. Mr. Chatila will also become a member of MEMC’s Board of Directors. Marshall Turner, who has served the company as Interim CEO since November 2008, will continue as a member of MEMC’s Board of Directors.

Mr. Chatila, 42, comes to MEMC from Cypress Semiconductor where he most recently served as Executive Vice President of the Memory and Imaging Division, and head of global manufacturing. In these roles, Mr. Chatila has been responsible for strategy, financial performance and revenue growth for the Memory and Imaging Division, as well as global manufacturing for all divisions of Cypress. Prior to his current responsibilities, Mr. Chatila served as managing director of Cypress’ Low Power Memory Business Unit. Previously, Mr. Chatila served in sales at Taiwan Semiconductor Manufacturing Co. (TSMC).

“We are very pleased to have Ahmad join MEMC during this exciting period in the company’s history,” said John Marren, Chairman of the Board. “Ahmad’s deep semiconductor industry knowledge and engineering and manufacturing expertise will be a great asset to the company as we continue to grow our business, strengthen our market positioning and respond to the current macroeconomic challenges.”

Marren continued, “On behalf of the entire Board, I would like to thank Marshall Turner for agreeing to our request three months ago to step into the Interim CEO role. We are grateful for his many contributions to MEMC as Interim CEO and as a board member for the last couple of years. We look forward to continuing to work with him as a member of our Board of Directors.”

Marshall Turner, MEMC’s Interim CEO commented, “Ahmad Chatila is a highly respected executive, both domestically and internationally, with deep experience in semiconductor technology, development, manufacturing and sales. He understands technology and appreciates the complex global environment in which we operate. We are very excited to have Ahmad Chatila to lead MEMC into its next era of growth.”

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MEMC ELECTRONIC MATERIALS

Mr. Chatila stated, “I am excited to be joining MEMC Electronic Materials. MEMC has long been viewed as an innovator in the wafer industry and has a rich history going back to the time when the integrated circuit was first developed. In recent years MEMC has broadened its product portfolio, strengthened its financial position and has become a strong global supplier to two important markets. MEMC’s customer base continues to expand, and the company is well positioned to continue to deliver value in markets that will grow well into the future. I look forward to working with the team at MEMC and building on the company’s leadership role by delivering even greater value for all stakeholders.”

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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